EXHIBIT 99.1

September 21, 2021

Everything Blockchain, Inc. Expands Board with

Appointment of Two Independent Directors in Preparation for Up Listing to Senior Exchange

Everything Blockchain, Inc., (OTCMKTS: OBTX), an advanced platform architect, development and services company and software foundry, specializing in blockchain technologies and decentralized processing, announced today that it has expanded its Board of Directors to five directors in anticipation of fulfilling its requirements for an up listing to NASDAQ or the New York Stock Exchange (NYSE).

The Company filled the new positions through unanimous approval of the Board of Directors and a majority of its shareholders. Richard C. Schaeffer, Jr. and Thomas G Amon accepted the positions on the Board of Directors.

Mr. Schaeffer is a former Senior Executive with the National Security Agency (NSA), with almost 50 years in the Information Security, Cyber Security, and Intelligence space. Since retiring in 2010, Mr. Schaeffer has continued to pursue his passion for improving the security of U.S. and partner interests in the Cyber domain. He started a private consulting firm, Riverbank Associates, LLC, located in Severna Park, Maryland, bringing visionary leadership, management and technical experience to his client’s challenges. His client base has included a full range of private sector companies from small start-ups, to mid-size companies, to large system integrators and commercial businesses. He serves on the advisory boards of a number of government, private sector and non-profit companies and organizations. He also serves as an Outside Director on the Boards of three companies addressing the concern of foreign investment and control over elements of foreign owned companies providing products and services to classified U.S. Government clients. He remains a strong advocate in the area of cyber education and training, believing that the Nation’s future in the complex world of Cyberspace depends upon a corps of professionals who are well equipped to deal with a rapidly changing technology and threat environment. Throughout his career, Mr. Schaeffer has been recognized for his vision, leadership, and commitment to excellence. He is known for his strategic thinking, ability to build cohesive teams, political savvy, technical competence, extensive network of cyber and intelligence professionals, and ability to communicate complex topics to any audience.

Mr. Amon is an attorney licensed to practice in the State of New York. Mr. Amon is a Harvard graduate earning his law degree from the University of Virginia. He is a corporate and M&A specialist with over 40 years’ experience representing small and medium sized companies and investment funds. Mr. Amon currently serves as general counsel of an energy company based in New York and Houston Texas. He is acting general counsel and founder of Military Talent Group, Inc. providing recruitment and retention services to veterans, Fortune 500 companies and state and local governments. He also serves as a member of the Board of the New York City Tech Foundation.

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The two additional board members complete the five-member board, which consists of three independent board members who will also comprise the Audit Committee and Compensation Committee going forward in preparation of an up listing to either the NASDAQ or NYSE.

Michael Hawkins, Everything Blockchain’s Chairman of the Board, stated, “We have put together a very powerful and influential senior management team of pioneers and industry trendsetters. We continue to advance our depth and leadership with outstanding and influential global trendsetters in cyber security through zero trust and Blockchain.”

Richard Schaeffer added, “Everything Blockchain will be a household name that exemplifies TRUST and data protection. While attending the Company’s two-day management team meeting in Jacksonville this past weekend, it became abundantly clear that the Everything Blockchain team are the visionaries for our future and their brilliantly developed solutions are a masterpiece in cyber protection. I look forward to working with and helping guide this team’s success. Everything Blockchain is Blockchain for everything.”

Thomas Amon continued, “The implications of the Everything Blockchain platform and software solutions will have an immediate and direct impact in the oil and gas industry, net zero by 2050, and the quality of life for everyone. I am excited to be a part of this team and share its vision and mission.”

Contact:

Eric Jaffe, CEO

info@obitx.com

RedChip Companies

Dave Gentry

Tel: 407.571.0912

dave@redchip.com

About Everything Blockchain:

Headquartered in Fleming Island, Florida, Everything Blockchain, Inc., (OTCMKTS: OBTX) is a development, architecture, and software designer of Blockchain that also provides consulting and services specializing in blockchain technologies, decentralized processing, Internet of Things (IoT), and Zero Trust Network Access (ZTNA).

Forward Looking Statements

This news release contains “forward-looking statements” which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as “anticipate”, “seek”, intend”, “believe”, “estimate”, “expect”, “project”, “plan”, or similar phrases may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company’s reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

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